Vanguard High-Yield Corporate Fund

Supplement to the Prospectus and Summary Prospectus for Investor Shares and Admiral(TM) Shares Dated May 28, 2014

Prospectus and Summary Prospectus Text Changes

The following paragraph replaces a similar paragraph under the heading Annual Total Returns:

The following bar chart and table are intended to help you understand the risks of investing in the Fund. The bar chart shows how the performance of the Fund's Investor Shares has varied from one calendar year to another over the periods shown. The table shows how the average annual total returns of the share classes presented compare with those of a relevant market index and a composite index, which have investment characteristics similar to those of the Fund. Keep in mind that the Fund's past performance (before and after taxes) does not indicate how the Fund will perform in the future. Updated performance information is available on our website at vanguard.com/performance or by calling Vanguard toll-free at 800-662-7447.

(over, please)

Under the same heading, the "Average Annual Total Returns" table is replaced with the following:

Average Annual Total Returns for Periods Ended December 31, 2013

                                             1 Year 5 Years 10 Years
Vanguard High-Yield Corporate Fund Investor Shares
Return Before Taxes                            4.54%  14.89%    6.86%
Return After Taxes on Distributions            1.96   12.02     4.15
Return After Taxes on Distributions and
Sale of Fund Shares                            2.53   10.67     4.20

Vanguard High-Yield Corporate Fund Admiral Shares
Return Before Taxes                            4.64%  15.02%    6.98%

Comparative Indexes
(reflect no deduction for fees, expenses, or taxes)
Barclays U.S. Corporate High Yield Bond Index  7.44% 18.93% 8.62%
High-Yield Corporate Composite Index            5.9  15.68     -

Prospectus Text Change
In the Glossary of Investment Terms section, the following term is added in alphabetical order:

High-Yield Corporate Composite Index. An index weighted 95% Barclays U.S. High Yield BA/B 2% Issuer Capped Index and 5% Barclays U.S. 1-5 Year Treasury Bond Index.

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